Exhibit 99.1

BLOCKBUSTER PROPOSES COMBINATION WITH CIRCUIT CITY

DALLAS, April 14, 2008 – Blockbuster Inc. (NYSE: BBI) today announced that it has offered to acquire Circuit City Stores, Inc. (NYSE: CC) for at least $6.00 per share in cash, subject to due diligence. The offer was made in a letter sent to Circuit City Chairman and Chief Executive Officer Philip Schoonover on February 17th on behalf of the Blockbuster Board of Directors, which fully supports the offer. Unfortunately, to date, Circuit City has failed to provide due diligence necessary to allow Blockbuster to make a definitive proposal. Blockbuster is making its proposal public because it believes the shareholders of Circuit City should have the opportunity to participate in determining the destiny of the company. In addition, as Blockbuster has other strategic opportunities, its offer is conditioned upon timely commencement of the due diligence process.

Blockbuster noted the combination of the two companies would result in an $18 billion global retail enterprise uniquely positioned to capitalize on the growing convergence of media content and electronic devices. The transaction would allow both companies to benefit from the revenue growth generated by their complementary products, while the resulting synergies would substantially improve consolidated financial performance, thereby increasing shareholder value.

Blockbuster Chairman and Chief Executive Officer Jim Keyes said, “Our proposal offers Circuit City a significant premium to its existing stock price and creates a game-changing retail concept with a sustainable competitive advantage. We believe the combination will result in a compelling consumer proposition that will drive significant revenue and margin enhancements as well as cost synergies.”

Mr. Keyes continued, “At Blockbuster, we have successfully deployed a series of strategic initiatives designed to provide our customers with convenient access to media content. These strategic initiatives have already improved our financial results. Driven by strong performance in our domestic same-store revenues, we expect first quarter 2008 adjusted EBITDA to be approximately $110 million versus $23 million for the same period last year. Additionally, net income for the first quarter of this year should be $30 million compared to a net loss of $49 million for the first quarter of 2007. These results are a clear demonstration that our strategy is working. We look forward to engaging in further conversations with Circuit City and reaching an agreement as soon as possible.”

The full text of Blockbuster’s February 17 letter to Circuit City follows.

February 17, 2008

Mr. Philip J. Schoonover

Chairman, President, and Chief Executive Officer

Circuit City Stores, Inc.

9950 Mayland Drive

Richmond, VA 23233

Dear Phil:

Since early December, we have had a number of conversations regarding the potential combination of our businesses. As a follow-up to those discussions, I would like to formally reiterate our interest in pursuing an acquisition of Circuit City. The purpose of this letter is to ensure that there is no ambiguity and to outline our proposal.

Our vision for the “new” Blockbuster is to be the most convenient source for media entertainment. We have undertaken a series of strategic initiatives including enhancement of our core rental business; a transition from solely rental to a concentration on consumer retail; and development of the fast-growing digital download market. We are pleased that these strategic initiatives have begun to improve our financial results and anticipate further improvement going forward.

The combination of Blockbuster and Circuit City will result in an $18 billion retail enterprise uniquely positioned for the convergence of media content and electronic devices. We would seek to differentiate products in both Blockbuster and Circuit City stores by offering exclusive content and content-enabled devices. Both companies would benefit from complementary products, marketing, management strengths, technology and distribution and the resulting synergies would significantly improve consolidated financial performance. Overall, I strongly believe that a combination of Blockbuster and Circuit City would deliver significant value to our respective shareholders, enhance the overall customer experience, and energize our employees.

Based on our review of publicly available information, we are confident that we can provide a substantial premium to your shareholders with an all cash offer in the range of $6.00 to $8.00 per share, subject to due diligence. We are also willing to pursue alternative structures which would enable Circuit City shareholders to receive stock and participate in what we believe would be an exciting future for the combined enterprise. Given current debt market conditions, we believe most of the cash necessary would be generated through the issuance of additional Blockbuster equity, most probably in a rights offering to our existing shareholders. We believe they, and the market, will recognize the merits of this transaction and we are confident that we can raise the required equity. The borrowing capacity of the combined business would provide the remaining cash proceeds.

Time is of the essence and we are focused on minimizing the risk of business disruption. We are prepared to commence a very short due diligence process immediately, on the basis of exclusivity, with the intention of entering into a definitive agreement shortly thereafter. Attached, as an appendix to this letter, you will find a concise list of the most critical due diligence items which we would need to review in order to confirm our final offer. We have reviewed this potential transaction with our board of directors, and it is with their full support that we make this request to move forward. Given the importance of this opportunity to Blockbuster and the strong desire to complete it as soon as possible, we would be grateful for your response no later than 5:00 PM CST on February 21, 2008.

Again, I thank you for the time you have spent discussing this opportunity with me. I am prepared to discuss the details of this proposal at your earliest convenience and believe that we will be able to quickly come to a mutually beneficial agreement. I look forward to working together on this exciting opportunity.

Very truly yours,

Jim Keyes

Chairman and Chief Executive Officer

Blockbuster Inc.

APPENDIX

Critical Due Diligence Items

•	Long-term corporate strategic plan and outlook (including 2008 in detail)

•	Detailed store-level performance / economics

•	Sales

•	Store level G&A

•	EBITDA (4-Wall)

•	Cash Flow

•	Detailed review of real estate footprint

•	Lease abstracts

•	Locations relative to Best Buy stores

•	Corporate headcount with breakdown by division / department

•	Detailed G&A expense structure

•	Detailed organizational structure

•	Monthly working capital schedules for past three years and projected months of 2008

•	Current inventory and accounts receivable aging schedules

•	Key terms of material supplier / vendor contracts

•	IT system overview and structure

•	Briefs outlining any outstanding / pending litigation claims or regulatory matters

Conference Call

Blockbuster will host a conference call on Monday, April 14, 2008 at 8:30 am ET to discuss its proposal to acquire Circuit City. Listeners may access the conference call live through the following dial-in number: 800-374-0113, or 706-758-9607, or via webcast at http://www.blockbuster.com.

A dial-in replay of the conference call will be provided shortly after the call ends and remain available until April 24, 2008 at 800-642-1687 or 1-706-645-9291, event ID 43686239. A webcast archive of the conference call will be available shortly after the call ends at http://www.blockbuster.com.

About Blockbuster

Blockbuster Inc. (NYSE: BBI)(NYSE: BBI.B) is a leading global provider of in-home movie and game entertainment, with more than 7,800 stores throughout the Americas, Europe, Asia and Australia. The company may be accessed worldwide at http://www.blockbuster.com/.

Press Contact:

Karen Raskopf

Senior Vice President, Corporate Communications

(214) 854-3190

OR

Randy Hargrove

Senior Director, Corporate Communications

(214) 854-3190

Investor Contact:

Angelika Torres

Director, Investor Relations

(214) 854-4279

Forward Looking Statements

This release and our related conference call and investor update include forward-looking statements related to our operations and business outlook, our financial and operational strategies and goals, and our financial and operational strategies and goals for the combined company, including our expectations about our financial performance for the first quarter of 2008. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These forward-looking statements are based on management’s current intent, belief, expectations, estimates and projections regarding our company, our industry and the proposed combination with Circuit City. These statements are not guarantees of future performance and involve risks, uncertainties, assumptions and other factors that are difficult to predict. Therefore, actual results may vary materially from what is expressed in or indicated by the forward-looking statements. Factors that may cause actual results to vary materially include, among others: (1) consumer appeal of our existing and planned product and service offerings, and the related impact of competitor pricing and product and service offerings; (2) overall industry performance and the accuracy of our estimates and judgments regarding trends impacting the home video industry; (3) our ability to obtain favorable terms from suppliers, including on such matters as copy depth and uses of product; (4) the studios' dependence on revenues generated from retail home video and their related determinations with respect to pricing and the timing of distribution of their product; (5) the variability in consumer appeal of the movie titles and games software released for rental and sale; (6) our ability to comply with operating and financial restrictions and covenants in our debt agreements and any adverse publicity relating thereto; (7) our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; (8) the extent and timing of our continued investment of incremental operating expenses and capital expenditures to continue to develop and implement our initiatives and our corresponding ability to effectively control overall operating expenses and capital expenditures; (9) our ability to effectively and timely prioritize and implement our initiatives and to timely implement and maintain the necessary information technology systems and infrastructure to support our initiatives; (10) our ability to capitalize on anticipated industry consolidation; (11) the application and impact of future accounting policies or interpretations of existing accounting policies; (12) the impact of developments affecting our outstanding and any future litigation and claims against us; (13) shifts in strategy in connection with recent changes in the composition of our key management; (14) our ability to achieve the revenue and cost synergies in a combination with Circuit City, including as a result of the factors outlined above, (15) the availability and nature of financing for our proposed combination with Circuit City and (16) other factors, as described in our filings with the Securities and Exchange Commission, including the factors discussed under the heading “Risk Factors” in our annual report on Form 10-K for the year ended January 6, 2008. This cautionary statement is provided pursuant to Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release and in our related conference call and investor update are made only as of the date hereof and we undertake no obligation to update publicly any forward-looking statement for any reason, even if new information becomes available or other events occur in the future.

CIRCUIT CITY SHAREHOLDERS ARE URGED TO READ ANY PROXY STATEMENT REGARDING THE PROPOSED TRANSACTION IF AND WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. BLOCKBUSTER AND ITS DIRECTORS AND EXECUTIVE OFFICERS MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN RESPECT OF THE PROPOSED TRANSACTION BETWEEN CIRCUIT CITY AND BLOCKBUSTER. CIRCUIT CITY SHAREHOLDERS WILL BE ABLE TO OBTAIN A COPY OF ANY PROXY STATEMENT, AS WELL AS OTHER FILINGS CONTAINING INFORMATION ABOUT THE PARTIES (INCLUDING INFORMATION REGARDING THE PARTICIPANTS IN THE PROXY SOLICITATION AND A DESCRIPTION OF THEIR DIRECT AND INDIRECT INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE), FREE AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM BLOCKBUSTER AT WWW.BLOCKBUSTER.COM.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP financial measure within the meaning of Regulation G of the Securities and Exchange Commission and is not a measure of operating performance calculated in accordance with GAAP. As a result, adjusted EBITDA should not be considered in isolation of, or as a substitute for, net income (loss) as an indicator of operating performance. Adjusted EBITDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies.

Management believes that, because the items listed under EBITDA below are non-recurring in nature, adjusting the Company’s financial results to exclude these amounts provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison to current period results and greater transparency regarding supplemental information used by management in its financial and operational decision-making.

In addition, management believes that adjusting the Company’s financial results to exclude income (loss) from discontinued operations, net of tax, taxes, interest and other income, impairment of long-lived assets and depreciation and amortization of intangibles also provides investors with a clearer perspective of the current underlying operating performance of the Company and a clearer comparison to current period results.

Management uses adjusted EBITDA as an internal measure of business operating performance, to establish operational goals, to allocate resources and to analyze trends. Net income (loss) is the financial measure calculated and presented in accordance with GAAP that is most comparable to adjusted EBITDA.

	Thirteen Weeks Ended April 6, 2008	Thirteen Weeks Ended April 1, 2007
	(Estimated)	(As Restated)
Reconciliation of adjusted EBITDA:

Net Income (loss)	30.0	(49.0)

Adjustments to reconcile net income (loss) to adjusted EBITDA:
Discontinued operations, net of tax	—	(2.6)
Taxes	8.0	8.5
Interest and other income, net	25.0	23.7
Impairment of long-lived assets	—	—
Depreciation and Amortization of intangibles	41.0	49.8

EBITDA	104.0	30.4

Termination of Brazilian franchise agreement	—	(20.0)
Lease termination costs incurred for store closures	1.0	3.0
Severance costs	1.0	1.8
Stock compensation	4.0	8.1

Adjusted EBITDA	110.0	23.3